EXHIBIT 16.1


                                   Letterhead
                                 BDO Seidman LLP
                                   Denver, CO


March 13, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549


Ladies and Gentlemen:

We have been furnished with a copy of the disclosures made in response to Item 304 of Regulation S-B on Form 8-K for the release of BDO Seidman, LLP as the independent certified public accountants for Integrated Spatial Information Solutions, Inc., effective March 11, 2002. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very truly yours,


/s/ BDO Seidman, LLP

BDO Seidman, LLP